Exhibit 3.2

FIRST CERTIFICATE OF AMENDMENT TO

THE RESTATED CERTIFICATE OF INCORPORATION OF

TREX COMPANY, INC.

Trex Company, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The Corporation shall have the authority to issue a total of three hundred sixty three million (363,000,000) shares of capital stock, each with a par value of $0.01, consisting of three hundred sixty million (360,000,000) shares of common stock and three million (3,000,000) shares of preferred stock.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer, this 5th day of May, 2022.

By:	/s/ William R. Gupp
Name:	William R. Gupp
Title:	Senior Vice President, Chief Legal Officer and Secretary